For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Third Quarter 2012 Results

MIDLAND, MI, October 22, 2012 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2012 third quarter net income of $13.1 million, or $0.48 per diluted share, compared to 2012 second quarter net income of $13.9 million, or $0.50 per diluted share, and 2011 third quarter net income of $11.6 million, or $0.42 per diluted share. For the nine months ended September 30, 2012, net income was $39.3 million, or $1.43 per diluted share, compared to net income for the nine months ended September 30, 2011 of $31.8 million, or $1.16 per diluted share.

"Despite uneven economic conditions, Chemical Financial continues to post strong operating performance and stable financial results. Furthermore, we are making substantial progress working through our nonperforming loans and other real estate (ORE) portfolio, while controlling costs. As a result, our key credit quality and financial performance metrics continue to improve," said David B. Ramaker, Chairman, Chief Executive Officer and President of the Corporation.

"Our strong financial condition favorably positions us to pursue organic and acquisitive growth opportunities, as evidenced by our pending acquisition of 21 branch offices from Independent Bank, which has received regulatory approval and is expected to close in the fourth quarter of 2012. We will selectively assess other potential growth opportunities that arise as we expect Michigan's banking industry to continue to consolidate," said Ramaker.

The decrease in net income in the third quarter of 2012 from the second quarter of 2012 of $0.8 million, or 5.5 percent, was primarily attributable to a decrease of $1.2 million in noninterest income that was largely due to the receipt of nonrecurring noninterest income of $0.8 million in the second quarter of 2012. While net interest income was $0.5 million higher in the third quarter of 2012 than in the second quarter of 2012, the increase in net interest income was offset by $0.5 million increases in both the provision for loan losses and operating expenses in the third quarter of 2012, as compared to the second quarter of 2012.

The increase in net income in the third quarter of 2012 over the third quarter of 2011 of $1.5 million, or 12.7 percent, was attributable to increases in both net interest income and noninterest income and a decrease in the provision for loan losses, which were partially offset by an increase in operating expenses. The increase in operating expenses was attributable to acquisition-related expenses incurred in the third quarter of 2012.

The Corporation's return on average assets during the third quarter of 2012 was 0.96 percent, compared to 1.04 percent in the second quarter of 2012 and 0.87 percent in the third quarter of 2011. The Corporation's return on average equity was 8.8 percent in the third quarter of 2012, compared to 9.6 percent in the second quarter of 2012 and 8.0 percent in the third quarter of 2011.

Net interest income was $46.9 million in the third quarter of 2012, which was $0.5 million, or 1.0 percent, higher than the second quarter of 2012 and $0.6 million, or 1.4 percent, higher than the third quarter of 2011. The net interest margin (on a tax-equivalent basis) in the third quarter of 2012 was 3.76 percent, compared to 3.80 percent in both the second quarter of 2012 and the third quarter of 2011.

The increase in net interest income of $0.5 million in the third quarter of 2012 over the second quarter of 2012 was primarily attributable to an increase in interest income that resulted from an increase in average loans of $87 million, or 2.2 percent, during the third quarter of 2012, which was partially offset by the net impact of interest-earning assets and interest-bearing liabilities repricing during the third quarter of 2012. The increase in net interest income of $0.6 million in the third quarter of 2012 over the third quarter of 2011 was primarily attributable to both an increase in interest income that resulted from an increase in average loans of $218 million, or 5.8 percent, during the twelve months ended September 30, 2012 and a slight decrease in interest expense resulting from a change in the mix of deposit liabilities between these two quarters. The favorable impact on net interest income of these two items was partially offset by the net impact of interest-earning assets and interest-bearing liabilities repricing during the twelve months ended September 30, 2012.

The provision for loan losses (provision) was $4.5 million in the third quarter of 2012, compared to $4.0 million in the second quarter of 2012 and $6.4 million in the third quarter of 2011, with $0.5 million of the provision in the third quarter of 2012 and $1.3 million of the provision in the third quarter of 2011 applicable to the acquired loan portfolio. Net loan charge-offs were $6.5 million in the third quarter of 2012, compared to $5.1 million in the second quarter of 2012 and $7.4 million in the third quarter of 2011, with $2.2 million of net loan charge-offs in the third quarter of 2012 related to one loan relationship in the acquired loan portfolio.

The Corporation established an allowance for loan losses on the acquired loan portfolio of $1.6 million in 2011 and increased it by $0.6 million and $0.5 million in the first and third quarters of 2012, respectively. The establishment of the allowance for loan losses on the acquired loan portfolio was primarily attributable to the impairment of one commercial loan relationship which resulted in one of the acquired loan pools performing below original expectations. During the third quarter of 2012, the Corporation charged off $2.2 million of this loan relationship, resulting in a $0.2 million loan balance that remained outstanding at September 30, 2012. At September 30, 2012, the allowance for loan losses on the acquired loan portfolio was $0.5 million and was related to two consumer loan pools performing slightly below original expectations. It is management's belief that the remaining acquired loan pools at September 30, 2012, were performing, overall, as or slightly better than expected compared to original expectations.

Noninterest income was $12.1 million in the third quarter of 2012, compared to $13.3 million in the second quarter of 2012 and $11.2 million in the third quarter of 2011. Noninterest income in the second quarter of 2012 included nonrecurring income of $0.6 million from the partial insurance recovery of a 2008 branch cash loss and $0.2 million of other nonrecurring income. Excluding nonrecurring income, noninterest income in the third quarter of 2012 was $0.4 million lower than the second quarter of 2012, which was attributable to lower wealth management revenue.

Noninterest income in the third quarter of 2012 was $0.9 million higher than the third quarter of 2011, with the increase attributable to increases across all major categories of noninterest income as a result of both fee increases and volume growth. The largest increase in noninterest income was in mortgage banking revenue (MBR), with MBR of $1.5 million in the third quarter of 2012 up $0.3 million from MBR of $1.2 million in the third quarter of 2011. The increase in MBR between these two quarters was primarily driven by higher volume, as the Corporation sold $71 million of mortgages in the secondary market in the third quarter of 2012, compared to the sale of $48 million in the third quarter of 2011.

Operating expenses were $36.1 million in the third quarter of 2012, compared to $35.5 million in the second quarter of 2012 and $35.4 million in the third quarter of 2011. The Corporation's control of operating expenses has resulted in its ability to maintain its efficiency ratio favorably below the average efficiency ratios of its Federal Reserve Bank peer group. The Corporation's efficiency ratios were 59.9 percent in the third quarter of 2012, 58.3 percent in the second quarter of 2012 and 60.2 percent in the third quarter of 2011.

Operating expenses in the second and third quarters of 2012 included acquisition-related expenses applicable to the pending acquisition of branches from Independent Bank of $0.5 million and $0.6 million, respectively. Excluding acquisition-related expenses, operating expenses in the third quarter of 2012 were $0.4 million higher than the second quarter of 2012 and $0.1 million higher than the third quarter of 2011. The increase in operating expenses in the third quarter of 2012 over the second quarter of 2012 was primarily attributable to seasonally higher advertising and marketing costs. The Corporation's operating expenses were essentially the same in the third quarters of 2012 and 2011, as increases in various expense categories in the third quarter of 2012, including an increase in compensation costs of $1.5 million, or 7.8 percent, were almost entirely offset by decreases in other expense categories, including lower credit-related expenses. Credit-related expenses were $0.5 million in the third quarter of 2012, a reduction of $1.7 million, or 75 percent, from credit-related expenses of $2.2 million in the third quarter of 2011.

Credit-related expenses, comprised of loan collection costs and ORE net costs, were $2.6 million during the nine months ended September 30, 2012, a decrease of $3.2 million, or 55 percent, from credit-related expenses of $5.8 million during the nine months ended September 30, 2011. Credit-related expenses were lower in all three quarters of 2012, as compared to their respective quarters in 2011. The decrease in credit-related expenses of $3.2 million was largely attributable to the Corporation recognizing net gains of $1.4 million on the sale/writedown of ORE properties during the nine months ended September 30, 2012, compared to incurring net expense of $0.6 million during the nine months ended September 30, 2011. The additional reduction in credit-related expenses of $1.2 million was largely attributable to lower legal collection costs and lower appraisal fees on nonperforming and watch loan credits as the credit quality of the Corporation's loan portfolio continued to improve.

Total assets were $5.58 billion at September 30, 2012, up from $5.35 billion at June 30, 2012 and $5.44 billion at September 30, 2011. The increase in total assets during the third quarter of 2012 was attributable to an increase in interest-bearing balances held at the Federal Reserve Bank (FRB) due to a seasonal increase in municipal customer deposits. The Corporation has maintained significant amounts of funds at the FRB, with $315 million in balances held at the FRB at September 30, 2012, compared to $120 million at June 30, 2012 and $479 million at September 30, 2011.

Total loans were $4.02 billion at September 30, 2012, up from $3.96 billion at June 30, 2012 and $3.76 billion at September 30, 2011. Total loans increased $57 million, or 1.4%, in the third quarter of 2012. The Corporation's loan growth during the third quarter of 2012 occurred primarily in the commercial and consumer loan portfolios, with commercial loans increasing $37 million, or 4 percent, and consumer loans increasing $19 million, or 2 percent. During the twelve months ended September 30, 2012, total loans increased $259 million, or 6.9 percent, with commercial loans increasing $93 million, or 10.8 percent, real estate commercial loans increasing $61 million, or 5.8 percent, real estate residential loans increasing $40 million, or 4.8 percent, and consumer installment and home equity loans increasing $93 million, or 10.6 percent, while real estate construction and land development loans decreased $29 million, or 24.2 percent. The increases in loans during the three and twelve months ended September 30, 2012 were attributable to a combination of improving economic conditions and higher loan demand, as well as the Corporation increasing its market share. The average yield on the loan portfolio was 4.86 percent in the third quarter of 2012, compared to 4.96 percent in the second quarter of 2012 and 5.29 percent in the third quarter of 2011.

Investment securities were $868 million at September 30, 2012, compared to $893 million at June 30, 2012 and $797 million at September 30, 2011. The average yield of the investment securities portfolio, on a fully taxable equivalent basis, was 2.13 percent in the third quarter of 2012, compared to 2.17 percent in the second quarter of 2012 and 2.35 percent in the third quarter of 2011.

Total deposits were $4.60 billion at September 30, 2012, up from $4.38 billion at June 30, 2012 and $4.48 billion at September 30, 2011. The Corporation experienced an increase in total deposits of $215 million, or 4.9 percent, during the third quarter of 2012, which was attributable to a seasonal increase in deposits of municipal customers. Remaining brokered deposits acquired in the Corporation's 2010 acquisition of Byron Bank were $75 million at September 30, 2012, compared to $84 million at June 30, 2012 and $98 million at September 30, 2011. Federal Home Loan Bank (FHLB) advances totaled $37.2 million at September 30, 2012, compared to $38.2 million at June 30, 2012 and $46.0 million at September 30, 2011. The repricing of matured customer certificates of deposit and the decrease in interest rates on various interest-bearing deposit accounts to reflect lower market interest rates resulted in the Corporation's average cost of funds declining to 0.46 percent in the third quarter of 2012 from 0.51 percent in the second quarter of 2012 and 0.65 percent in the third quarter of 2011.

At September 30, 2012, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.8 percent and 13.6 percent, respectively, compared to 9.0 percent and 13.6 percent, respectively, at June 30, 2012 and 8.6 percent and 13.1 percent, respectively, at

September 30, 2011. At September 30, 2012, the Corporation's book value was $21.75 per share, compared to $21.42 per share at June 30, 2012 and $21.02 per share at September 30, 2011.

The credit quality of the Corporation's loan portfolio continued to show further improvement during the third quarter of 2012. At September 30, 2012, the Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest and nonperforming troubled debt restructurings, totaled $90.9 million, compared to $92.8 million at June 30, 2012 and $120.4 million at September 30, 2011, representing declines of 2.1 percent and 24.5 percent, respectively. At September 30, 2012, nonperforming loans as a percentage of total loans were 2.26 percent, compared to 2.34 percent at June 30, 2012 and 3.20 percent at September 30, 2011.

Other real estate and repossessed assets totaled $19.5 million at September 30, 2012, compared to $23.5 million at June 30, 2012 and $28.7 million at September 30, 2011. The decrease in other real estate during the third quarter of 2012 was primarily attributable to the sale of one ORE property, which consisted of vacant land with a carrying value of $4.1 million. This ORE property was obtained as a result of the Corporation receiving a deed in lieu of foreclosure on this property during the fourth quarter of 2010 that was attributable to a loan acquired in the Corporation's acquisition of Byron Bank. This loan was impaired at the acquisition date and was recorded at the estimated fair value of the collateral at that time.

At September 30, 2012, the allowance for loan losses of the originated loan portfolio was $84.2 million, or 2.33 percent of originated loans, compared to 2.40 percent at June 30, 2012 and 2.68 percent at September 30, 2011. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 93 percent at September 30, 2012, compared to 91 percent at June 30, 2012 and 73 percent at September 30, 2011. The allowance for loan losses of the acquired loan portfolio was $0.5 million at September 30, 2012, compared to $2.2 million at June 30, 2012 and $1.3 million at September 30, 2011. Management believes that the Corporation's acquired loan portfolio at September 30, 2012 totaling $413 million, was performing, overall, as or slightly better than original expectations.

Chemical Financial Corporation is the second largest bank holding company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At September 30, 2012, the Corporation had total assets of $5.6 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation. Words such as "anticipated," "awaiting," "believe," "continue," "estimated," "expects," "further," "improving," "opportunities," "pending," "positions," "potential," "strategies," "trends," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to the credit quality of the loan portfolio, future levels of nonperforming loans, future economic trends and conditions, anticipated consolidation opportunities in Michigan's banking industry, potential growth opportunities, future income levels, and our ability to grow our loan portfolio, improve credit quality and control operating costs. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the carrying value of acquired loans, goodwill, mortgage servicing rights and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involve judgments that are inherently forward-looking. Management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold for its carrying value or at all. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

This press release contains forward-looking statements regarding the Corporation's outlook or expectations with respect to the planned acquisition of branches from Independent Bank, the expected costs to be incurred in connection with the acquisition, the future performance of the branches to be acquired, the consequences of their integration into Chemical Bank, and the impact of the transaction on the Corporation's future performance. Even though regulatory approval has been received, circumstances could arise which may delay or impede the completion of the transaction, although none are known at this time. The impact of the completion of the transaction on the Corporation's financial statements will be affected by the timing of the transaction, including, in particular, the ability to complete the acquisition in the fourth quarter of 2012. The transaction may be more expensive to complete and the anticipated benefits, including anticipated strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety or at all as a result of unexpected factors or events.

Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	September 30	December 31	September 30
(In thousands, except per share data)	2012	2011	2011
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$123,519	$121,294	$126,712
Interest-bearing deposits with unaffiliated banks and others	315,201	260,646	484,572
Total cash and cash equivalents	438,720	381,940	611,284
Investment securities:
Available-for-sale	646,578	667,276	610,493
Held-to-maturity	221,536	183,339	186,432
Total Investment Securities	868,114	850,615	796,925
Loans held-for-sale	15,075	18,818	15,212

Loans:
Commercial	951,938	895,150	858,969
Real estate commercial	1,117,073	1,071,999	1,056,092
Real estate construction and land development	90,882	118,176	119,829
Real estate residential	880,295	861,716	840,044
Consumer installment and home equity	978,971	884,244	885,492
Total Loans	4,019,159	3,831,285	3,760,426
Allowance for loan losses	(84,694)	(88,333)	(88,713)
Net Loans	3,934,465	3,742,952	3,671,713

Premises and equipment	67,796	65,997	64,998
Goodwill	113,414	113,414	113,414
Other intangible assets	10,243	11,472	11,849
Interest receivable and other assets	132,594	154,245	154,209
Total Assets	$5,580,421	$5,339,453	$5,439,604

Liabilities:
Deposits:
Noninterest-bearing	$952,126	$875,791	$891,363
Interest-bearing	3,646,746	3,491,066	3,589,223
Total Deposits	4,598,872	4,366,857	4,480,586
Interest payable and other liabilities	34,738	54,024	33,700
Short-term borrowings	311,471	303,786	302,298
Federal Home Loan Bank advances	37,237	43,057	45,991
Total Liabilities	4,982,318	4,767,724	4,862,575

Shareholders' Equity:
Preferred stock, no par value per share	-	-	-
Common stock, $1 par value per share	27,498	27,457	27,457
Additional paid-in capital	432,627	431,277	430,462
Retained earnings	160,884	138,324	132,611
Accumulated other comprehensive loss	(22,906)	(25,329)	(13,501)
Total Shareholders' Equity	598,103	571,729	577,029
Total Liabilities and Shareholders' Equity	$5,580,421	$5,339,453	$5,439,604

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2012	2011	2012	2011
Interest Income:
Interest and fees on loans	$48,322	$49,770	$144,472	$148,382
Interest on investment securities:
Taxable	2,458	2,335	7,610	6,884
Tax-exempt	1,457	1,513	4,407	4,385
Dividends on nonmarketable equity securities	128	114	638	605
Interest on deposits with unaffiliated banks and others	136	266	505	856
Total Interest Income	52,501	53,998	157,632	161,112

Interest Expense:
Interest on deposits	5,238	7,199	16,999	22,628
Interest on short-term borrowings	105	117	317	418
Interest on Federal Home Loan Bank advances	248	413	765	1,298
Total Interest Expense	5,591	7,729	18,081	24,344
Net Interest Income	46,910	46,269	139,551	136,768
Provision for loan losses	4,500	6,400	13,500	20,900
Net Interest Income after Provision for Loan Losses	42,410	39,869	126,051	115,868

Noninterest Income:
Service charges and fees on deposit accounts	5,028	4,780	14,546	13,504
Wealth management revenue	2,745	2,638	8,835	8,430
Other charges and fees for customer services	2,778	2,581	8,489	7,967
Mortgage banking revenue	1,457	1,173	4,059	2,736
Gain on sale of merchant card services	-	-	1,280	-
Other	54	53	784	262
Total Noninterest Income	12,062	11,225	37,993	32,899

Operating Expenses:
Salaries, wages and employee benefits	20,738	19,229	61,846	55,622
Occupancy	3,137	3,093	9,264	9,530
Equipment and software	3,406	3,162	9,651	8,994
Other	8,785	9,910	27,137	30,050
Total Operating Expenses	36,066	35,394	107,898	104,196
Income Before Income Taxes	18,406	15,700	56,146	44,571
Federal Income Tax Expense	5,300	4,075	16,800	12,725
Net Income	$13,106	$11,625	$39,346	$31,846

Net income per common share:
Basic	$0.48	$0.42	$1.43	$1.16
Diluted	0.48	0.42	1.43	1.16

Key Ratios:
Return on average assets	0.96%	0.87%	0.97%	0.80%
Return on average shareholders' equity	8.8%	8.0%	9.0%	7.5%
Net interest margin	3.76%	3.80%	3.77%	3.79%
Efficiency ratio	59.9%	60.2%	59.5%	60.0%

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	Sept 30	June 30	March 31	Dec 31	Sept 30	June 30	March 31
(Dollars in thousands)	2012	2012	2012	2011	2011	2011	2011
Average Balances
Total assets	$5,433,491	$5,360,598	$5,396,420	$5,341,079	$5,323,962	$5,255,244	$5,302,558
Total interest-earning assets	5,105,101	5,044,629	5,061,882	5,008,813	4,985,380	4,928,590	4,963,384
Total loans	3,987,928	3,901,321	3,824,604	3,772,140	3,769,745	3,707,468	3,672,301
Total deposits	4,464,582	4,383,628	4,416,273	4,378,066	4,358,658	4,299,728	4,362,774
Total interest-bearing liabilities	3,823,954	3,817,753	3,903,986	3,847,003	3,853,443	3,857,678	3,942,406
Total shareholders' equity	591,683	582,873	574,261	578,105	573,580	565,500	560,661

Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.76%	3.80%	3.76%	3.84%	3.80%	3.78%	3.78%
Efficiency ratio	59.9%	58.3%	60.4%	63.1%	60.2%	58.2%	61.8%
Return on average assets	0.96%	1.04%	0.92%	0.83%	0.87%	0.84%	0.70%
Return on average shareholders' equity	8.8%	9.6%	8.7%	7.7%	8.0%	7.8%	6.6%
Average shareholders' equity as a
percent of average assets	10.9%	10.9%	10.6%	10.8%	10.8%	10.8%	10.6%
Capital ratios (period end):
Tangible shareholders' equity as a
percent of total assets	8.8%	9.0%	8.7%	8.7%	8.6%	8.9%	8.5%
Total risk-based capital ratio	13.6%	13.6%	13.7%	13.3%	13.1%	13.0%	13.0%

	Sept 30	June 30	March 31	Dec 31	Sept 30	June 30	March 31
	2012	2012	2012	2011	2011	2011	2011
Credit Quality Statistics
Originated Loans	$3,606,547	$3,515,110	$3,370,279	$3,338,502	$3,265,054	$3,225,179	$3,143,489
Acquired Loans	412,612	447,232	472,819	492,783	495,372	522,831	539,027
Nonperforming Assets:
Nonperforming loans	90,877	92,811	98,548	106,269	120,395	135,929	145,859
Other real estate and repossessed assets (ORE)	19,467	23,509	25,944	25,484	28,679	24,607	26,355
Total nonperforming assets	110,344	116,320	124,492	131,753	149,074	160,536	172,214

Performing troubled debt restructurings	26,806	26,383	27,177	20,394	15,543	12,889	-

Allowance for loan losses-originated as a percent of:
Total originated loans	2.33%	2.40%	2.54%	2.60%	2.68%	2.78%	2.85%
Nonperforming loans	93%	91%	87%	82%	73%	66%	61%

Nonperforming loans as a percent of total loans	2.26%	2.34%	2.56%	2.77%	3.20%	3.63%	3.96%
Nonperforming assets as a percent of:
Total loans plus ORE	2.73%	2.92%	3.22%	3.42%	3.93%	4.26%	4.64%
Total assets	1.98%	2.17%	2.28%	2.47%	2.74%	3.08%	3.23%

Net loan charge-offs (year-to-date):
Originated	14,939	10,622	5,548	27,197	21,717	14,297	7,356
Acquired	2,200	-	-	-	-	-	-
Total loan charge-offs (year-to-date)	17,139	10,622	5,548	27,197	21,717	14,297	7,356
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.59%	0.55%	0.58%	0.73%	0.78%	0.77%	0.80%

	Sept 30	June 30	March 31	Dec 31	Sept 30	June 30	March 31
	2012	2012	2012	2011	2011	2011	2011
Additional Data - Intangibles
Goodwill	$113,414	$113,414	$113,414	$113,414	$113,414	$113,414	$113,414
Core deposit intangibles	6,777	7,144	7,512	7,879	8,261	8,643	9,024
Mortgage servicing rights (MSR)	3,466	3,463	3,427	3,593	3,561	3,577	3,832
Other intangible assets	-	-	-	-	27	107	204
Amortization of core deposit intangibles (quarter only)	367	368	367	382	382	381	382

Chemical Financial Corporation Announces Third Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*

	Three Months Ended September 30, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets
Interest-Earning Assets:
Loans**	$4,001,117	$48,807	4.86%
Taxable investment securities	685,580	2,458	1.43
Tax-exempt investment securities	191,902	2,221	4.63
Other interest-earning assets	25,572	128	1.99
Interest-bearing deposits with
unaffiliated banks and others	200,930	136	0.27
Total interest-earning assets	5,105,101	53,750	4.19
Less: Allowance for loan losses	87,796
Other Assets:
Cash and cash due from banks	119,107
Premises and equipment	67,911
Interest receivable and other assets	229,168
Total Assets	$5,433,491

Liabilities and shareholders' equity
Interest-bearing Liabilities:
Interest-bearing demand deposits	$890,457	$228	0.10%
Savings deposits	1,158,985	303	0.10
Time deposits	1,434,738	4,707	1.31
Short-term borrowings	302,051	105	0.14
FHLB advances	37,723	248	2.62
Total interest-bearing liabilities	3,823,954	5,591	0.58
Noninterest-bearing deposits	980,402	-	-
Total deposits and borrowed funds	4,804,356	5,591	0.46
Interest payable and other liabilities	37,452
Shareholders' equity	591,683
Total Liabilities and Shareholders' Equity	$5,433,491
Net Interest Spread (Average yield earned on interest-earning
assets minus average rate paid on interest-bearing liabilities)			3.61%
Net Interest Income (FTE)		$48,159
Net Interest Margin (Net Interest Income (FTE) divided by
total average interest-earning assets)			3.76%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields.
Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Third Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Nonperforming Loans:
Nonaccrual loans:
Commercial	$15,217	$12,673	$11,443	$10,726	$10,804	$14,386	$15,672
Real estate commercial	41,311	41,691	46,870	44,438	48,854	57,324	59,931
Real estate construction and land development	6,664	3,485	3,809	6,190	7,877	8,933	9,414
Real estate residential	11,307	12,613	12,687	12,573	17,544	17,809	15,505
Consumer installment and home equity	3,825	3,994	4,344	4,467	6,033	6,898	5,774
Total nonaccrual loans	78,324	74,456	79,153	78,394	91,112	105,350	106,296
Accruing loans contractually past due 90 days or
more as to interest or principal payments:
Commercial	273	300	1,005	1,381	282	629	455
Real estate commercial	247	269	75	374	415	143	459
Real estate construction and land development	-	-	-	287	-	-	-
Real estate residential	431	840	333	752	974	1,729	191
Consumer installment and home equity	1,147	1,157	1,233	1,023	1,344	1,243	1,091
Total accruing loans contractually past due 90 days
or more as to interest or principal payments	2,098	2,566	2,646	3,817	3,015	3,744	2,196
Nonperforming troubled debt restructurings:
Commercial loan portfolio	6,553	11,691	11,258	14,675	16,457	15,443	15,201
Consumer loan portfolio	3,902	4,098	5,491	9,383	9,811	11,392	22,166
Total nonperforming troubled debt restructurings	10,455	15,789	16,749	24,058	26,268	26,835	37,367
Total nonperforming loans	90,877	92,811	98,548	106,269	120,395	135,929	145,859
Other real estate and repossessed assets	19,467	23,509	25,944	25,484	28,679	24,607	26,355
Total nonperforming assets	$110,344	$116,320	$124,492	$131,753	$149,074	$160,536	$172,214

Chemical Financial Corporation Announces Third Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Sept 30 2012	June 30 2012	March 31 2012	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - originated, at beginning of period	$84,511	$85,585	$86,733	$87,413	$89,733	$89,674	$89,530
Provision for loan losses - originated	4,000	4,000	4,400	4,800	5,100	7,000	7,500
Loans charged off:
Commercial	(551)	(974)	(1,079)	(1,768)	(1,234)	(1,972)	(1,976)
Real estate commercial	(1,952)	(2,178)	(2,268)	(2,120)	(3,969)	(3,168)	(3,875)
Real estate construction and land development	(51)	(45)	(32)	(54)	(236)	(136)	(63)
Real estate residential	(1,357)	(1,140)	(1,717)	(945)	(1,884)	(1,198)	(944)
Consumer installment and home equity	(1,485)	(1,835)	(1,451)	(1,434)	(1,516)	(1,832)	(1,784)
Total loan charge-offs	(5,396)	(6,172)	(6,547)	(6,321)	(8,839)	(8,306)	(8,642)
Recoveries of loans previously charged off:
Commercial	135	140	191	137	614	710	215
Real estate commercial	325	298	421	272	285	212	87
Real estate construction and land development	-	-	2	40	-	5	-
Real estate residential	237	199	22	80	207	106	456
Consumer installment and home equity	382	461	363	312	313	332	528
Total loan recoveries	1,079	1,098	999	841	1,419	1,365	1,286
Net loan charge-offs - originated	(4,317)	(5,074)	(5,548)	(5,480)	(7,420)	(6,941)	(7,356)
Allowance for loan losses - originated, at end of period	84,194	84,511	85,585	86,733	87,413	89,733	89,674

Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - acquired, at beginning of period	2,200	2,200	1,600	1,300	-	-	-
Provision for loan losses - acquired	500	-	600	300	1,300	-	-
Net loan charge-offs - acquired (commercial)	(2,200)	-	-	-	-	-	-
Allowance for loan losses - acquired, at end of period	500	2,200	2,200	1,600	1,300	-	-

Total allowance for loan losses	$84,694	$86,711	$87,785	$88,333	$88,713	$89,733	$89,674

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(Dollars in thousands, except per share data)	3rd Qtr. 2012	2nd Qtr. 2012	1st Qtr. 2012	4th Qtr. 2011	3rd Qtr. 2011	2nd Qtr. 2011	1st Qtr. 2011
Summary of Operations
Interest income	$52,501	$52,467	$52,664	$54,130	$53,998	$53,439	$53,675
Interest expense	5,591	6,021	6,469	7,045	7,729	8,145	8,470
Net interest income	46,910	46,446	46,195	47,085	46,269	45,294	45,205
Provision for loan losses	4,500	4,000	5,000	5,100	6,400	7,000	7,500
Net interest income after provision
for loan losses	42,410	42,446	41,195	41,985	39,869	38,294	37,705
Noninterest income	12,062	13,282	12,649	11,501	11,225	10,902	10,772
Operating expenses	36,066	35,537	36,295	37,807	35,394	33,413	35,389
Income before income taxes	18,406	20,191	17,549	15,679	15,700	15,783	13,088
Federal income tax expense	5,300	6,325	5,175	4,475	4,075	4,750	3,900
Net income	$13,106	$13,866	$12,374	$11,204	$11,625	$11,033	$9,188

Net interest margin	3.76%	3.80%	3.76%	3.84%	3.80%	3.78%	3.78%

Per Common Share Data
Net income:
Basic	$0.48	$0.50	$0.45	$0.41	$0.42	$0.40	$0.33
Diluted	0.48	0.50	0.45	0.41	0.42	0.40	0.33
Cash dividends declared	0.21	0.20	0.20	0.20	0.20	0.20	0.20
Book value - period-end	21.75	21.42	21.10	20.82	21.02	20.78	20.54
Tangible book value - period-end	17.52	17.17	16.84	16.54	16.71	16.46	16.19
Market value - period-end	24.20	21.50	23.44	21.32	15.31	18.76	19.93